Exhibit 99.1

GeoMet Announces Financial and Operating Results for the Quarter and Year ended December 31, 2012

Houston, Texas— March 29, 2013-GeoMet, Inc. (OTCQ: GMET; NASDAQ: GMETP) (“GeoMet” or the “Company”) today announced its financial and operating results for the quarter and year ended December 31, 2012.

William C. Rankin, GeoMet’s President and Chief Executive Officer, commented, “2012 was a challenging year for the Company. The precipitous and significant decline in both our realized natural gas prices and the forward curve for natural gas during the year put the Company under distress and had material adverse consequences on our business. Our borrowing base under our credit facility was reduced by more than a third resulting in a borrowing base deficiency requiring the credit facility to be restructured and substantially all subsequent cash flows dedicated to reducing the deficiency. Further, additional borrowings were prohibited and capital expenditures were significantly limited. The restructured credit facility expires on April 1, 2014. As a result, we were unable to drill new wells and our activities were primarily focused upon maintaining our production levels, reducing costs and seeking a solution to resolve the borrowing base deficiency under our credit facility.” Mr. Rankin added, “We recently announced an initiative in this regard, an effort to sell all of our coalbed methane assets in Alabama.”

Going Concern

Our audited financial statements for the fiscal year ended December 31, 2012 were prepared on a going concern basis in accordance with United States generally accepted accounting principles. The going concern basis of presentation assumes that we will continue in operation for the next twelve months and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from our inability to continue as a going concern. Our credit facility matures on April 1, 2014.  As a result, all borrowings under our credit facility will be classified as current on April 2, 2013.  Our operating and capital plans for the next twelve months call for dedication of substantially all of our excess cash flow to the repayment of indebtedness and the possible sale of assets to reduce indebtedness, with the goal of eliminating our borrowing base deficiency, and refinancing our credit facility.  Therefore, we concluded that due to the uncertainties surrounding our ability to sell assets at acceptable prices, to reduce our indebtedness to an amount less than the borrowing base and to refinance our credit facility before its maturity date, substantial doubt exists as to our ability to continue as a going concern. If we were unable to continue as a going concern, the values we receive for our assets on liquidation or dissolution could be significantly lower than the values reflected in our financial statements.

Fourth Quarter 2012 Financial and Operating Results

For the quarter ended December 31, 2012, GeoMet reported a net loss of $8.7 million. Included in the net loss was a $12.3 million impairment to the Company’s gas properties and a $0.8 million asset impairment, offset by a $4.1 million gain on natural gas derivatives. For the quarter ended December 31, 2011, GeoMet reported a net loss of $1.1 million. Included in the net loss was a $7.9 million impairment to the Company’s gas properties and $0.6 million in acquisition costs relating to the purchase of certain coalbed methane gas properties, offset by a $7.0 million gain on natural gas derivatives.

For the quarter ended December 31, 2012, GeoMet reported a net loss available to common stockholders of $10.4 million, or $0.26 per fully diluted share. Included in the net loss available to common stockholders for the quarter ended December 31, 2012 were charges of $0.5 million for accretion of preferred stock and $1.2 million for paid-in-kind (“PIK”) dividends on preferred stock. For the quarter ended December 31, 2011, GeoMet reported a net loss available to common stockholders of $3.9 million, or $0.10 per fully diluted share. Included in the net loss available to common stockholders for the quarter ended December 31, 2012 were charges of $0.5 million for accretion of preferred stock and $2.3 million for PIK dividends on preferred stock.

For the quarter ended December 31, 2012, Adjusted EBITDA increased to $7.2 million from $6.5 million in the prior year quarter. Adjusted EBITDA is a non-GAAP measure. See the accompanying table for a reconciliation of Adjusted EBITDA to Net (Loss) Income.

Revenues for the quarter ended December 31, 2012 were $11.7 million, as compared to $10.7 million for the prior year quarter. The average natural gas price for the quarter ended December 31, 2012 was $3.50 per Mcf as compared to the prior year quarter average of $3.68 per Mcf.

Average net gas sales volumes for the quarter ended December 31, 2012 were 36.3 MMcf per day, a 16% increase from the same quarter in 2011 primarily due to the properties acquired in the November 2011 asset purchase.

Year Ended December 31, 2012 Financial and Operating Results

For the year ended December 31, 2012, GeoMet reported a net loss of $150.0 million. Included in the net loss was a $95.7 million impairment of gas properties, a $44.0 million write off of our deferred tax asset, a $1.4 million write off of debt issuance costs, a $1.1 million charge for restructuring costs, a $0.8 million asset impairment and a $0.7 million loss on the disposal of our Canadian operations. For the year ended December 31, 2011, GeoMet reported net income of $2.8 million. Included in net income was a $7.9 million impairment of gas properties and $1.0 million in acquisition costs relating to the purchase of certain coalbed methane gas properties, offset by a $13.6 million gain on natural gas derivatives.

For the year ended December 31, 2012, GeoMet reported a net loss available to common stockholders of $155.8 million, or $3.88 per fully diluted share. Included in the net loss available to common stockholders for the year ended December 31, 2012 were charges of $1.9 million for accretion of preferred stock and $3.9 million for PIK dividends on preferred stock. For the year ended December 31, 2011, GeoMet reported a net loss available to common stockholders of $5.2 million, or $0.13 per fully diluted share. Included in net loss available to common stockholders for the year ended December 31, 2011 were non-cash charges of $1.8 million for accretion of preferred stock and $6.3 million for PIK dividends paid on preferred stock.

For the year ended December 31, 2012, Adjusted EBITDA increased to $23.4 million from $21.8 million in the prior year period. Adjusted EBITDA is a non-GAAP measure. See the accompanying table for a reconciliation of Adjusted EBITDA to Net (Loss) Income.

Revenues for the year ended December 31, 2012, were $39.4 million, as compared to $35.6 million for the prior year period. The average natural gas price for the year ended December 31, 2012 was $2.83 per Mcf as compared to the prior year period average of $4.15 per Mcf.

Average net gas sales volumes for the year ended December 31, 2012 were 37.7 MMcf per day, a 62% increase from the same period in 2011 primarily due to the properties acquired in the November 2011 asset purchase.

Forward-Looking Statements Notice

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for statements of historical facts, all statements included in the document, including those preceded by, followed by or that otherwise include the words “believe,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “goal,” “plans,” “objective,” “should” or similar expressions or variations on such words are forward-looking statements.  These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are volatility of future natural gas prices, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved natural gas reserves, reductions in the borrowing base under our credit facility made by our lenders, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. GeoMet undertakes no duty to update or revise these forward-looking statements.

Conference Call Information

GeoMet will hold its quarterly conference call to discuss the results for the quarter and year ended December 31, 2012 on April 1, 2013 at 10:30 a.m. Central Time. To participate, dial (888) 455-2263 a few minutes before the call begins. Please reference GeoMet, Inc. conference ID 5349212. The call will also be broadcast live over the Internet from the Company’s website at www.geometinc.com. A replay of the conference call will be accessible shortly after the end of the call on April 1, 2013 and will be available through April 15, 2013. To access the conference call replay, please dial 888-203-1112 and enter replay pass code 5349212 when prompted.

About GeoMet, Inc.

GeoMet, Inc. is engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”). Our principal operations and producing properties are located in the Cahaba and Black Warrior Basins in Alabama and the Central Appalachian Basin in Virginia and West Virginia. We also control additional coalbed methane and oil and gas development rights, principally in Alabama, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com) or visit our website at www.geometinc.com.

GEOMET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues:
Gas sales	$11,682	$10,633	$39,147	$35,335
Operating fees and other	46	70	236	280
Total revenues	11,728	10,703	39,383	35,615

Expenses:
Total production expenses	6,410	5,887	27,795	18,718
Depreciation, depletion and amortization	2,071	3,007	11,532	7,908
Impairment of gas properties and other	13,044	7,940	96,511	7,940
General and administrative	1,086	778	4,851	4,861
Restructuring costs	130	—	1,083	—
Acquisition costs	—	585	—	956
Gains on derivative contracts	(4,074)	(7,032)	(4,416)	(13,638)
Total operating expenses	18,667	11,165	137,356	26,745

Operating (loss) income	(6,939)	(462)	(97,973)	8,870

Write off of debt issuance costs	—	—	(1,378)	—
Other expenses & interest, net	(1,768)	(1,168)	(5,823)	(3,680)

(Loss) income before income taxes and discontinued operations	(8,707)	(1,630)	(105,174)	5,190
Income tax (expense) benefit	(6)	531	(44,043)	(1,996)

(Loss) income before discontinued operations	(8,713)	(1,099)	(149,217)	3,194
Discontinued operations, net of tax	(14)	(39)	(736)	(380)

Net (loss) income	$(8,727)	$(1,138)	$(149,953)	$2,814

Accretion of Preferred Stock	(495)	(458)	(1,913)	(1,766)
Cash Dividends on Preferred Stock	(1)	(1)	(3)	(3)
PIK Dividends on Preferred Stock	(1,170)	(2,283)	(3,934)	(6,293)

Net loss available to common stockholders	$(10,393)	$(3,880)	$(155,803)	$(5,248)

Net loss per common share:
Basic	$(0.26)	$(0.10)	$(3.88)	$(0.13)
Diluted	$(0.26)	$(0.10)	$(3.88)	$(0.13)

Weighted average number of common shares:
Basic	40,436	39,712	40,124	39,611
Diluted	40,436	39,712	40,124	39,611

GEOMET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$7,234	$458
Accounts receivable	6,248	4,402
Inventory	263	597
Derivative asset — natural gas hedges	3,930	20,685
Other current assets	1,438	1,141

Total current assets	19,113	27,283

Property and equipment — net	75,125	176,393

Other noncurrent assets:
Derivative asset — natural gas hedges	—	1,766
Deferred income taxes	1,126	48,171
Other	962	3,533

Total other noncurrent assets	2,088	53,470

TOTAL ASSETS	$96,326	$257,146

LIABILITIES, MEZZANINE AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities:
Accounts payable	$9,559	$7,500
Accrued liabilities	1,794	3,936
Deferred income taxes	1,126	4,153
Derivative liability — natural gas contracts	920	—
Asset retirement liability	74	32
Current portion of long-term debt	10,300	92

Total current liabilities	23,773	15,713

Long-term debt	129,000	158,172
Asset retirement liability	13,235	8,139
Derivative liability — natural gas contracts	1,636	—
Other long-term accrued liabilities	144	8

TOTAL LIABILITIES	167,788	182,032

Mezzanine equity:
Series A Convertible Redeemable Preferred Stock	35,852	28,483

Stockholders’ (deficit) equity	(107,314)	46,631

TOTAL LIABILITIES, MEZZANINE AND STOCKHOLDERS’ (DEFICIT) EQUITY	$96,326	$257,146

GEOMET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2012	2011
Net cash provided by operating activities	$18,361	$16,015
Net cash provided by (used in) investing activities (1)	8,036	(91,856)
Net cash (used in) provided by in financing activities (2)	(19,626)	75,762
Effect of exchange rates changes on cash	5	—
Increase (decrease) in cash and cash equivalents	6,776	(79)
Cash and cash equivalents at beginning of period	458	537
Cash and cash equivalents at end of period	$7,234	$458

(1) Net cash provided by investing activities for the year ended December 31, 2012 primarily consists of the return of basis in the settlement of natural gas derivative contracts acquired in the November 2011 asset purchase. Net cash used in investing activities for the year ended December 31, 2011 included $78.7 million for the November 2011 asset purchase.

(2) Net cash used in financing activities for the year ended December 31, 2012 primarily consisted of reduction of bank debt. Net cash provided by financing activities for the year ended December 31, 2011 primarily consisted of the proceeds for the November 2011 asset purchase.

GEOMET, INC.

OPERATING STATISTICS

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Gas sales	$11,682	$10,633	$39,147	$35,335
Lease operating expenses	$4,132	$3,842	$17,489	$12,713
Compression and transportation expenses	1,592	1,626	8,356	4,591
Production taxes	686	458	1,962	1,536
Total production expenses	$6,410	$5,926	$27,807	$18,840
Net sales volumes (Consolidated) (MMcf)	3,340	2,891	13,808	8,511
Pond Creek and Lasher fields	1,498	1,528	6,025	5,796
Pinnate wells (Central Appalachian Basin)	875	591	3,692	591
Gurnee field (Cahaba Basin)	418	473	1,743	1,803
Black Warrior Basin fields	549	299	2,349	308
Per Mcf data ($/Mcf):
Average natural gas sales price (Consolidated)	$3.50	$3.68	$2.83	$4.15
Pond Creek and Lasher fields	$3.59	$3.87	$2.92	$4.28
Pinnate wells (Central Appalachian Basin)	$3.38	$3.40	$2.69	$3.40
Gurnee field (Cahaba Basin)	$3.47	$3.57	$2.83	$4.10
Black Warrior Basin fields	$3.46	$3.40	$2.86	$3.43
Average natural gas sales price realized (Consolidated)(1)	$4.33	$4.67	$4.02	$5.28
Lease operating expenses (Consolidated)	$1.24	$1.33	$1.27	$1.49
Pond Creek and Lasher fields	$1.03	$1.15	$1.07	$1.17
Pinnate wells (Central Appalachian Basin)	$1.20	$1.21	$1.35	$1.21
Gurnee field (Cahaba Basin)	$2.73	$2.47	$2.68	$2.67
Black Warrior Basin fields	$0.70	$0.48	$0.57	$0.47
Compression and transportation expenses (Consolidated)	$0.47	$0.56	$0.60	$0.54
Pond Creek and Lasher fields	$0.53	$0.52	$0.58	$0.55
Pinnate wells (Central Appalachian Basin)	$0.66	$1.12	$1.07	$1.12
Gurnee field (Cahaba Basin)	$0.23	$0.28	$0.26	$0.34
Black Warrior Basin fields	$0.20	$0.17	$0.19	$0.16
Production taxes (Consolidated)	$0.21	$0.16	$0.14	$0.18
Pond Creek and Lasher fields	$0.19	$0.18	$0.16	$0.19
Pinnate wells (Central Appalachian Basin)	$0.27	$0.06	$0.11	$0.06
Gurnee field (Cahaba Basin)	$0.16	$0.17	$0.12	$0.20
Black Warrior Basin fields	$0.19	$0.21	$0.17	$0.21
Total production expenses (Consolidated)	$1.92	$2.05	$2.01	$2.21
Pond Creek and Lasher fields	$1.75	$1.85	$1.81	$1.91
Pinnate wells (Central Appalachian Basin)	$2.13	$2.39	$2.53	$2.39
Gurnee field (Cahaba Basin)	$3.12	$2.92	$3.06	$3.21
Black Warrior Basin fields	$1.09	$0.86	$0.93	$0.84
Depletion (Consolidated)	$0.59	$1.06	$0.81	$0.91

(1)                  Average natural gas sales price realized includes the effects of realized gains and losses on derivative contracts.

GEOMET, INC.

CONSOLIDATED DERIVATIVE CONTRACT POSITIONS

At December 31, 2012, the Company had the following natural gas swap positions:

Period	Volume (MMBtu)	Price
First Quarter of 2013	2,880,000	$4.42
Second Quarter of 2013	2,912,000	$3.60
Third Quarter of 2013	2,944,000	$3.60
Fourth Quarter of 2013	2,944,000	$3.60
First Quarter of 2014	1,440,000	$3.82
	13,120,000

At December 31, 2012, we had the following natural gas collar positions:

Period	Volume (MMBtu)	Sold Ceiling	Bought Floor
January 2014 through December 2015	3,650,000	$4.30	$3.60
January 2014 through December 2015	3,650,000	$4.20	$3.50
	7,300,000

As of December 31, 2012, we had the following forward sales at NYMEX plus a fixed basis:

Period	Volume (MMBtu)	Fixed Basis
January through March 2013	450,000	$0.19
January through March 2013	918,000	$0.22
	1,368,000

GEOMET, INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET (LOSS) INCOME

(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net (loss) income	$(8,727)	$(1,138)	$(149,953)	$2,814
Add: Interest expense, net of interest income and amounts capitalized and amortization of loan fees	1,769	1,162	7,200	3,681
(Deduct) Add: Other expense (income)	(1)	5	2	(2)
Add (Deduct): Income tax expense (benefit)	6	(531)	44,043	1,997
Add: Impairment of gas properties and other	13,044	7,940	96,511	7,940
Add : Depreciation, depletion and amortization (1)	2,071	3,003	11,530	8,145
(Deduct) Add: Unrealized (gains) losses on derivative contracts	(1,292)	(4,176)	11,967	(4,067)
Add: Loss on the sale Hudson’s Hope Gas, Ltd.	—	—	683	—
Add: Stock based compensation	69	120	581	697
Add: Accretion expense — asset retirement obligations	243	157	828	564
Adjusted EBITDA	$7,182	$6,542	$23,392	$21,769

(1)         Depreciation, depletion and amortization include amounts reported in Discontinued operations, net of tax on the Condensed Consolidated Statements of Operations.

The table above reconciles Adjusted EBITDA to net (loss) income. Adjusted EBITDA is defined as net (loss) income before net interest expense, other non-operating expense (income), income taxes, depreciation, depletion, amortization, impairment of gas properties and other, unrealized (gains) losses on natural gas derivative contracts, loss on the sale Hudson’s Hope Gas, Ltd., stock-based compensation and accretion expense. Although Adjusted EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America (GAAP), management believes that it is useful to GeoMet and to an investor in evaluating our company because it is a widely used measure to evaluate a company’s cash flows and operating performance.